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                                                                    Exhibit 11.1



                       Boron, LePore & Associates, Inc.
             Statement Regarding Computation of Earnings Per Share
            For the Year Ended December 31, 1996 and the Six Months
                              Ended June 30, 1997
                     (in thousands except per share data)


                                                        Six Months Ended
                                  December 31,              June 30,
                                     1996                     1997
                                     ----                     ----

Net Income (loss)                  $(7,111)                  $2,306
                                   -------                   ------

Common Stock                         2,000                    2,000
Class A Common Stock                   794                      794
Convertible Participating
  Preferred Stock                    4,667                    4,667
Share equivalent for Redeemable
  Preferred Stock                      588                      588
Share equivalent for unpaid
  Redeemable Preferred Stock
  Dividends                              -                       34
Stock Options                          224                      224
                                    ------                   ------

Pro forma weighted average
  Common shares outstanding          8,273                    8,307
                                    ------                   ------

Net income (loss) per share         $(0.86)                   $0.28
                                    ------                   ------